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                                                                    EXHIBIT 99.1

SUNNYVALE, Calif.--(BUSINESS WIRE)--July 29, 1998--Genus, Inc. (OTC, NASDAQ:GGNS) today announced that the sale of its ion technology product group to Varian Associates, Inc. has been completed.

Proceeds from this sale are valued at approximately $25 million with additional payments if certain revenue targets are achieved during the next six months. As part of this transaction, Varian will assume the lease of Genus' implant manufacturing facility located in Newburyport, Mass.

"With the completion of the sale to Varian, Genus' business strategy will focus solely on thin film deposition," commented William W.R. Elder, Genus chairman and CEO. "The capital raised through this sale will be used to accelerate ongoing advancements in the Company's product offerings. In addition, these proceeds will be used to pay existing obligations, including the retirement of short-term bank debt.

"The Company believes its stronger financial position will help it to weather the industry downturn while funding the development of several new films. These films will offer Genus the potential of entering new emerging markets and broadening its customer base. We believe that Genus' redefined thin films product strategy and technology roadmap will enhance the Company's thin film market presence while allowing us to better serve our existing customers with superior enabling thin film technologies."

Founded in 1982, Genus, Inc. designs, manufactures and markets thin films and thin film deposition equipment used in the fabrication of advanced semiconductor devices. The Company's customers include semiconductor manufacturers located throughout the United States, Europe and the Pacific Rim including Korea, Japan and Taiwan.

Headquartered in California, Genus' offices are located at 1139 Karlstad Drive, Sunnyvale, CA 94089; telephone 408/747-7120; fax 408/747-7199. For the most up-to-date company, product and financial information, visit Genus' web site at http://www.genus.com.

This release contains forward-looking statements dependent on a number of risks and uncertainties, including, but not limited to, retrenchment in the semiconductor industry, general conditions in the Company's industry sector, and the additional risks and uncertainties detailed under "Management's Discussion and Analysis of Results of Operations and Financial Condition" contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1998.